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                                                                     EXHIBIT 2.3

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER


                  THIS SECOND AMENDMENT (the "Amendment") to the AGREEMENT AND PLAN OF MERGER, dated as of December 4, 1997, as amended (the "Merger Agreement") is entered into as of the 3rd day of February, 1998 by and among WHEELS SPORTS GROUP, INC., a North Carolina corporation (the "Company"), RACING CHAMPIONS CORPORATION, a Delaware corporation ("Parent"), and WSG ACQUISITION, INC., a North Carolina corporation and a wholly owned subsidiary of Parent ("Acquisition").

                                     RECITAL

                  The Company, Parent and Acquisition mutually desire to amend the Merger Agreement in the manner set forth in this Amendment.

                                   AGREEMENTS

                  In consideration of the recital and the agreements set forth in the Merger Agreement as amended hereby, the parties agree:

                  1. Section 1.08(a) of the Merger Agreement is amended to read in its entirety as follows:

                     (a) Subject to Section 1.09, at the Effective Time each share of the Company's common stock, $.01 par value per share (the "Shares") which is issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury or by any of the Company's subsidiaries and Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into the right to receive 0.70 (the "Exchange Ratio") of a share of Parent's common stock, $.01 par value per share (the "Parent Common Stock"; the shares of Parent Common Stock to be issued hereunder, the "Merger Consideration"). If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
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                  2. Except as amended by this Amendment, the Merger Agreement remains in effect, unchanged and binding upon the parties thereto.

                  3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  4. The Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

                                         RACING CHAMPIONS
                                         CORPORATION

                                         BY /s/ Curtis W. Stoelting
                                            ------------------------------------
                                            Curtis W. Stoelting, Vice President-
                                            Finance and Operations and Secretary

                                         WSG ACQUISITION, INC.

                                         BY /s/ Curtis W. Stoelting
                                            ------------------------------------
                                            Curtis W. Stoelting, Vice President,
                                            Treasurer and Secretary

                                         WHEELS SPORTS GROUP, INC.

                                         BY  /s/ Howard L. Correll, Jr.
                                             -----------------------------------
                                             Howard. L. Correll, Jr., President





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